Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Castle International Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-67379, 333-101008, and 333-118659) on Form S-8, the registration statements (Nos. 333-94821, 333-41106, and 333-106728) on Form S-3, , and the registration statements (Nos. 333-139953, 333-140452, and 333-156781) on Form S-3 ASR of Crown Castle International Corp. of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Crown Castle International Corp. as of December 31, 2007 and 2008, and the related consolidated statements of operations and comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Crown Castle International Corp.

Our report on the consolidated financial statements referred to above contains an explanatory paragraph describing certain changes in accounting principles adopted in 2007, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB No. 109, and in 2008, Statement of Financial Accounting Standards No. 157, Fair Value Measurements.

/s/KPMG LLP

Pittsburgh, Pennsylvania
February 26, 2009